2004

SECOND QUARTER FINANCIAL REPORT

June 30, 2004

CIC

Crown Investments Corporation
of Saskatchewan

CIC Consolidated Financial Statements

Non-consolidated Financial Statements

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CIC Quarterly Report	Quarter Two - 2004

Consolidated Financial Statements

Management’s Discussion and Analysis

Major Lines of Business

Crown Investments Corporation of Saskatchewan (CIC) is involved in a broad array of industries through various forms of investment. A number of investments are held as wholly-owned subsidiaries, while others are joint ventures, partnerships and loans, held either directly by CIC or through its wholly-owned subsidiaries.

Management’s Discussion & Analysis (MD&A) highlights the primary factors that have an impact on the consolidated financial results and operations of CIC. It should be read in conjunction with CIC’s unaudited interim consolidated financial statements and supporting notes for the six months ended June 30, 2004. These interim financial statements have been prepared in accordance with the Canadian Institute of Chartered Accountants Handbook Section 1751.

The unaudited interim consolidated financial statements do not contain all the disclosures included in CIC’s annual audited consolidated financial statements. Accordingly, these unaudited interim financial statements should be read in conjunction with CIC’s most recent annual financial statements released on April 27, 2004.

For purposes of the MD&A on CIC’s consolidated results, “CIC” refers to the consolidated entity.

CIC has the following lines of business:

Major Business Line	Investment	Form of Investment
Utilities:
Electricity	Saskatchewan Power Corporation (SaskPower)	wholly-owned subsidiary
Telecommunications	Saskatchewan Telecommunications Holding Corporation and	wholly-owned subsidiary
Saskatchewan Telecommunications (collectively SaskTel)
Natural Gas	SaskEnergy Incorporated (SaskEnergy)	wholly-owned subsidiary
Water and Wastewater	Saskatchewan Water Corporation (SaskWater)	wholly-owned subsidiary
Land & Property	Information Services Corporation of Saskatchewan (ISC)	wholly-owned subsidiary
Registration
Services
Insurance:
Property and Casualty	Saskatchewan Government Insurance (SGI)	wholly-owned subsidiary
Commodity Based Investments:
Several	Investment Saskatchewan Inc.	wholly-owned subsidiary
Heavy Oil	NewGrade Energy Inc. (NewGrade)	50.0 per cent equity
interest
Economic Growth:
Infrastructure	Saskatchewan Opportunities Corporation (SOCO)	wholly-owned subsidiary
Immigrant Investor	Saskatchewan Government Growth Fund Management	wholly-owned subsidiary
Program	Corporation (SGGF)
Transportation:
Passenger and Freight	Saskatchewan Transportation Company (STC)	wholly-owned subsidiary
Transportation

CIC Quarterly Report	Consolidated Financial Statements Quarter Two - 2004 Page 2

Consolidated Financial Statements

Results of Operations

Earnings for the second quarter beginning April 1, 2004 and ending June 30, 2004 were $65.0 million (2003 -$101.6 million). Excluding income tax expense of $1.3 million (2003 — $ 0.2 million), earnings from ongoing operations were $66.3 million (2003 — $101.8 million). Year to date earnings for the six months ending June 30, 2004 were $188.8 million (2003 — $198.1 million).

Revenues for the first six months of 2004 were $1,949.7 million (2003 — $1,919.6 million), an increase of $30.1 million. The increase was due to a $44.6 million increase in investment revenues, offset by a decrease in operating revenue of $9.7 million, and a decrease in other revenue of $4.8 million.

Operating revenues for the first six months of 2004 were $1,889.8 million (2003 — $1,899.5 million). The $9.7 million decrease was mainly due to lower revenues at NewGrade Energy Inc. (NewGrade) due to a planned month long maintenance shut down. Lower revenues at NewGrade were offset by higher utility sales, and increased insurance premiums. Utility sales for the first six months of 2004 were $1,492.7 million (2003 — $1,442.9 million) an increase of $49.8 million, primarily from SaskPower ($15.9 million) due to increased sales volumes, SaskTel ($23.5 million) due to growth in wireless and subscriber growth for internet services and SaskEnergy ($5.6 million) due to rate increases to recover costs from the gas cost variance account. SGI’s revenue increased by $13.8 million, due primarily to growth in Saskatchewan premiums for auto extension and commercial lines. Offsetting these increases is decreased revenue from the Corporation’s share of NewGrade of $82.9 million, reflecting a month long maintenance shut down.

Investment earnings for the first six months of 2004 were $57.3 million (2003 — $12.7 million). The $44.6 million increase mainly reflects higher earnings from Investment Saskatchewan Inc.‘s equity and loan portfolio ($28.4 million), increased investment earnings from SGI’s investment portfolio ($5.6 million), and SaskTel’s gain on sale of Austar United Communications Limited shares ($3.3 million).

Expenses for the first six months of 2004 were $1,754.8 million (2003 — $1,721.2 million), an increase of $33.6 million. The increase was due primarily to increased interest costs of $133.9 million. Interest costs for the first six months of 2004 were $146.5 million (2003 — $12.6 million). The increase in interest costs reflects foreign currency exchange gains, which offset against interest costs of $119.5 million in the first six months of 2003 due to a strong appreciation in the Canadian currency against the US dollar. During 2004 the Canadian dollar marginally depreciated against its US dollar counterpart. Offsetting the increase in interest costs was a decrease in operating costs of $79.5 million. The decrease is mainly attributable to a decrease in costs at NewGrade ($80.6 million) due to suspension of operations for a planned maintenance shut down, and a decrease in costs at SaskEnergy ($31.9 million) due mainly to lower costs for natural gas. Amortization costs of $211.3 million are consistent with the previous year.

In the first six months of 2004, CIC spent $412.4 million (2003 — $691.4 million) on investment and capital acquisitions. The $279.0 million decline reflects a $54.3 million decrease in capital spending and a $224.7 million decrease in investment activity, mainly due to SGI having a slower turnover of its investment portfolio.

During the second quarter of 2004, in conjunction with the Saskatchewan government’s 2004-05 Budget, SOCO’s short-term and long-term loans to the General Revenue Fund (GRF) were cancelled in return for the transfer of SOCO’s research park assets to the GRF. As a result CIC’s consolidated debt fell by $151.2 million and investment assets fell by $146.5 million. At the time of transfer, the debt cancelled by the GRF exceeded the net book value of the assets transferred by $4.7 million. In order to provide full consideration, SOCO will transfer its interest in the Saskatchewan Forest Center upon completion of the project.

Debt at June 30, 2004 was $3,254.0 million (December 31, 2003 — $3,358.4 million), a decrease of $104.4 million. The decrease in debt was largely attributable to debt reduction at SaskEnergy ($73.8 million), SOCO ($151.2 million), SaskTel ($15.1 million), ISC ($6.0 million), NewGrade ($6.5 million) and Investment Saskatchewan ($2.7 million), partially offset by increases at SaskPower ($149.3 million), and SaskWater ($1.6 million).

During the second quarter of 2004 CIC declared and paid a $5.0 million special dividend to the GRF in support of the Province’s centennial celebrations in 2005.

CIC Quarterly Report	Consolidated Financial Statements Quarter Two - 2004 Page 3

Consolidated Financial Statements

Liquidity and Capital Resources

Cash Flow Highlights
(thousands of dollars)

	For the Period Ended
	June 30 2004	June 30 2003
Cash from operations	$313,634	$524,089
Cash (used in) provided by investing activities	(33,465)	(309,357)
Dividends paid	(205,000)	(300,000)
Debt proceeds received	205,442	257,423
Debt repaid	(207,509)	(157,878)
Other financing activities	(10,995)	(24,336)

Increase (decrease) in cash	$62,107	$(10,059)

Liquidity

CIC and its subsidiary Crowns finance their capital requirements through internally generated cash flow and borrowing. The GRF borrows in capital markets on behalf of Crowns. The GRF has sufficient access to capital markets for anticipated borrowing requirements.

Province of Saskatchewan Credit Ratings on Long-Term Debt as at March 31, 2004
Moody's Investor Service Aa3 Standard & Poor’s AA- Dominion Bond Rating Service A

Operating, Investing and Financing Activities

Cash from operations for the first six months of 2004 was $313.6 million (2003 — $524.1 million). The $210.5 million decrease was primarily due to changes in non-cash working capital balances related to cash currency exchange gains recorded in 2003.

Cash used in investing activities for the first six months of 2004 was $33.5 million (2003 — $309.4 million). The $275.9 million decrease reflected the need for CIC (the holding corporation) to use a substantial amount of its short-term investments in 2003 to pay the 2002 dividend to the GRF (2002 dividend paid on March 31, 2003). In 2004, CIC (the holding corporation) funded a majority of its 2003 dividend (paid March 31, 2004) from cash generated in the first quarter. Other factors leading to a reduction in investing activities included a reduction in capital asset purchases and an overall decline in new investment opportunities.

Cash used in financing activities for the first six months of 2004 was $218.1 million (2003 — $224.8 million). The $6.7 million decrease generally reflects the decrease in dividends paid to the GRF offset by higher debt repayments.

Debt Management

CIC and its subsidiary Crowns prudently manage their debt to maintain and enhance their financial flexibility. The CIC Board has approved debt targets for CIC and its commercial subsidiaries that take into account their individual circumstances and industry benchmarks.

CIC Quarterly Report	Consolidated Financial Statements Quarter Two - 2004 Page 4

Consolidated Financial Statements

Financial Statement Reporting Structure

CIC Quarterly Report	Consolidated Financial Statements Quarter Two - 2004 Page 5

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(Unaudited)
(thousands of dollars)

	June 30 2004	December 31 2003
ASSETS

Current
Cash	$87,598	$27,097
Short-term investments	352,328	302,827
Accounts receivable	576,872	545,342
Inventories	176,671	165,265
Prepaid expenses	98,482	96,331

	1,291,951	1,136,862

Long-term investments (Note 3)	881,115	994,068
Property, plant and equipment	5,305,411	5,387,662
Other assets	261,963	359,816

	$7,740,440	$7,878,408
LIABILITIES AND PROVINCE'S EQUITY

Current
Bank indebtedness	$19,812	$21,418
Accounts payable and accrued liabilities	557,531	576,516
Notes payable	98,720	212,075
Dividend payable to General Revenue Fund	--	200,000
Deferred revenue	180,638	166,261
Long-term debt due within one year	134,610	164,483

	991,311	1,340,753

Long-term debt	3,020,624	2,981,839
Deferred revenue and other liabilities	318,994	329,989

	4,330,929	4,652,581

Province of Saskatchewan's Equity
Equity advances	1,181,152	1,181,152
Contributed surplus	3,204	3,274
Reinvested earnings	2,225,155	2,041,401

	3,409,511	3,225,827

	$7,740,440	$7,878,408
Commitments and contingencies (Note 4)

(See accompanying notes)

CIC Quarterly Report	Consolidated Financial Statements Quarter Two - 2004 Page 6

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
CONSOLIDATED STATEMENT OF OPERATIONS AND REINVESTED EARNINGS

(Unaudited)

For The Period Ended
(thousands of dollars)

	2004		2003
	April 1 to June 30	Year To Date	April 1 to June 30	Year To Date
REVENUE

Sales of products and services	$821,460	$1,889,850	$869,022	$1,899,523
Investment	25,779	57,257	2,898	12,687
Other	563	2,611	5,928	7,383

	847,802	1,949,718	877,848	1,919,593
EXPENSES

Operating costs other than those listed below	597,217	1,363,970	650,483	1,443,452
Interest	74,226	146,535	(5,241)	12,635
Depreciation of property, plant and equipment	104,925	211,309	108,719	213,228
Saskatchewan taxes and resource payments	5,169	32,962	22,068	51,871

	781,537	1,754,776	776,029	1,721,186

Earnings before the following	66,265	194,942	101,819	198,407

Future income tax expense	1,247	6,188	247	264
Non-recurring items	--	--	--	--

NET EARNINGS	65,018	188,754	101,572	198,143

REINVESTED EARNINGS, BEGINNING OF PERIOD	2,165,137	2,041,401	1,994,569	1,897,998

DIVIDEND TO GENERAL REVENUE FUND	5,000	5,000	--	--

REINVESTED EARNINGS, END OF PERIOD	$2,225,155	$2,225,155	$2,096,141	$2,096,141

(See accompanying notes)

CIC Quarterly Report	Consolidated Financial Statements Quarter Two - 2004 Page 7

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

For The Period Ended
(thousands of dollars)

	2004		2003
	April 1 to June 30	Year To Date	April 1 to June 30	Year to Date
OPERATING ACTIVITIES

Net earnings	$65,018	$188,754	$101,572	$198,143
Items not affecting cash from operations	23,296	36,741	15,507	82,565

	88,314	225,495	117,079	280,708
Net change in non-cash working capital balances
related to operations	15,464	88,139	(87,379)	243,381

Cash provided by operating activities	103,778	313,634	29,700	524,089

INVESTING ACTIVITIES

Purchase of investments	(54,464)	(258,913)	(182,752)	(483,578)
Proceeds from sales and collections of investments	144,415	277,882	178,890	337,936
Purchase of property, plant and equipment	(89,221)	(153,490)	(129,734)	(207,824)
Proceeds from sale of property, plant and equipment	468	1,952	48	148
Decrease in other assets	24,583	99,104	48,201	43,961

Cash (used in) provided by investing activities	25,781	(33,465)	(85,347)	(309,357)

FINANCING ACTIVITIES

Decrease in notes payable	(20,006)	(113,355)	14,009	(85,118)
Decrease in deferred revenue and other liabilities	(12,609)	(10,995)	(23,282)	(24,336)
Long-term debt proceeds from General Revenue
Fund	--	205,442	48,568	205,304
Long-term debt proceeds from other lenders	--	--	50,260	52,119
Long-term debt repayments to General Revenue
Fund	(58,185)	(78,779)	(36,773)	(43,096)
Long-term debt repayments to other lenders	(9,100)	(15,375)	(6,571)	(29,664)
Dividend paid to General Revenue Fund	(5,000)	(205,000)	--	(300,000)

Cash provided by (used in) financing activities	(104,900)	(218,062)	46,211	(224,791)

NET INCREASE (DECREASE) IN CASH DURING
PERIOD	24,659	62,107	(9,436)	(10,059)
CASH POSITION, BEGINNING OF PERIOD	43,127	5,679	8,524	9,147

CASH POSITION, END OF PERIOD	$67,786	$67,786	$(912)	$(912)

Cash position consists of:
Cash	$87,598	$87,598	$19,280	$19,280
Bank indebtedness	(19,812)	(19,812)	(20,192)	(20,192)
	$67,786	$67,786	$(912)	(912)

(See accompanying notes)

CIC Quarterly Report	Consolidated Financial Statements Quarter Two - 2004 Page 8

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
NOTES TO CONSOLIDATED FINANCIAL STATEMENT

(Unaudited)

June 30, 2004

1.	Summary of Significant Accounting Policies

The interim consolidated financial statements of Crown Investments Corporation of Saskatchewan (CIC) do not contain all of the disclosures included in CIC’s annual consolidated financial statements. Accordingly, these interim financial statements should be read in conjunction with CIC’s most recent annual statement released on April 27, 2004.

The preparation of financial statements in accordance with Canadian Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the reported amount of assets, liabilities, revenues, and expenses. Actual amounts could differ from these estimates.

The accounting policies used in the preparation of these interim financial statements conform with those used in the most recent annual statements.

a)	Consolidation principles and basis of presentation

Certain Saskatchewan provincial Crown corporations are designated as subsidiary Crown corporations of Crown Investments Corporation of Saskatchewan (CIC) under The Crown Corporations Act, 1993 (the Act). In addition, certain Saskatchewan provincial Crown corporations created under the Act are CIC Crown corporations. The Act assigns specific financial and other responsibilities regarding these corporations to CIC.

Separate unaudited interim financial statements for CIC have been prepared on a non-consolidated basis to show the financial position and results of operations of the corporate entity. In addition, separate unaudited interim financial statements for each of the undernoted Crown corporations are prepared and released publicly.

The following Crown corporations have been designated or created as subsidiary Crown corporations of CIC and have been consolidated in these interim financial statements:

Investment Saskatchewan Inc.
Information Services Corporation of Saskatchewan
SaskEnergy Incorporated
Saskatchewan Development Fund Corporation
Saskatchewan Government Growth Fund
      Management Corporation
Saskatchewan Government Insurance	Saskatchewan Opportunities Corporation
Saskatchewan Power Corporation
Saskatchewan Telecommunications
Saskatchewan Telecommunications
      Holding Corporation
Saskatchewan Transportation Company
Saskatchewan Water Corporation

Throughout these interim financial statements the phrase “the Corporation” is used to collectively describe the activities of the consolidated entity.

CIC Quarterly Report	Consolidated Financial Statements Quarter Two - 2004 Page 9

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
NOTES TO CONSOLIDATED FINANCIAL STATEMENT

(Unaudited)

June 30, 2004

b)	Joint ventures

The Corporation’s share of jointly controlled enterprises included in these interim financial statements are as follows:

Canadian Power Consultants
Centennial Foods Partnership
Cory Cogeneration Funding Corporation
Cory Cogeneration Joint Venture
Foragen Technologies Limited Partnership
Hypor B.V.
Hypor LP
Meadow Lake Pulp Limited Partnership
NewGrade Energy Inc.	14% 35% 50% 50% 33% 50% 50% 50% 50%

c)	Revenue recognition

Effective January 1, 2004 the Corporation adopted the recommendation included in the CICA Emerging Issues Committee Abstracts 141, 142, and 143 issued in December 2003 regarding revenue recognition and classification of certain revenues and expenses. These standards have been adopted on a prospective basis.

Revenues are recognized in the period the services are provided when there is clear proof that an arrangement exists, amounts are determinable and the ability to collect is reasonably assured. Revenue from local telecommunications, data, internet, entertainment and security services are recognized based on access to the Corporation’s network and facilities at the rate plans in effect during the period the service is provided. Upfront or activation fees along with corresponding direct costs not in excess of the revenues are deferred and recognized over the average expected term of the customer relationship. Revenues from long distance and wireless airtime are recognized based on the usage or rate plans in the period service is provided. Revenues from equipment sales are recognized when the equipment is delivered to, and accepted by the customer. Directory revenues are recognized during the period the directory is in circulation. Revenues for longer term consulting contracts are recognized based on a percentage of completion. Payments received in advance are recorded as deferred revenue until the product or service is delivered.

Customer solutions may involve the delivery of multiple services and products that occur at different points and over different periods of time. The multiple services are separated into their respective accounting units and consideration is allocated among the accounting units. The relevant revenue recognition policies are applied to each accounting unit.

The Canadian Radio-television and Telecommunications Commission (CRTC) has established a National Subsidy Fund to subsidize Local Exchange Carriers (LEC’s) like the Corporation, that provide service to residential customers located in high cost service areas (HCSA’s). The CRTC has set the rate per line and band for all LEC’s. The Corporation recognizes the revenue on an accrual basis by applying the rate to the number of residential network access lines served during the period in HCSA’s.

CIC Quarterly Report	Consolidated Financial Statements Quarter Two - 2004 Page 10

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
NOTES TO CONSOLIDATED FINANCIAL STATEMENT

(Unaudited)

June 30, 2004

2.	Status of Crown Investments Corporation of Saskatchewan

Crown Investments Corporation of Saskatchewan was established by Order in Council 535/47 dated April 2, 1947, and is continued under the provisions of The Crown Corporations Act, 1993. The Corporation is an agent of Her Majesty in Right of the Province of Saskatchewan, and as a Provincial Crown corporation is not subject to Federal and Provincial income taxes. Certain jointly controlled enterprises are not Provincial Crown corporations and are subject to Federal and Provincial income taxes.

3.	Investments

a)	During the first six months, the Corporation disposed of 7,550,574 shares of Austar United Communications Limited for net proceeds of $5.3 million resulting in a gain on sale of $3.3 million.

b)	Effective April 1, 2004, $146.5 million in research park assets was transferred to the General Revenue Fund in exchange for retirement of $125.0 million in long-term debt and $26.2 million in notes payable.

4.	Commitments and Contingencies

a)	The Corporation has committed to invest up to $14.0 million in Foragen Technologies Limited Partnership by January 1, 2006. The Corporation has provided $10.0 million of this commitment to June 30, 2004 (December 31, 2003 — $8.5 million).

b)	On March 26, 2004, the Corporation entered into an indemnity and reimbursement agreement with HARO Financial Corporation (HARO), Extendicare Inc., Crown Life Insurance Company (Crown Life), and the Directors and certain Officers of Crown Life. The Corporation indemnified Crown Life and the Directors and certain Officers of Crown Life for 65.2% of the costs, expenses, penalties, interest and reasonable legal fees arising out of any claim, suit or demand in respect of having declared and paid $29.2 million in dividends from Crown Life to HARO. The indemnity is limited to the dividend plus 10% or $32.1 million and terminates on the second closing date or April 1, 2010.

5.	Comparative Figures

Certain of the 2003 comparative figures have been reclassified to conform with the current year’s presentation.

CIC Quarterly Report	Consolidated Financial Statements Quarter Two - 2004 Page 11

Non-consolidated Financial Statements

Management’s Discussion and Analysis

CIC is the provincial government’s holding company for its commercial Crowns. CIC has invested equity in its subsidiary Crown corporations and collects dividends from these corporations based on their profitability. CIC also holds the Province’s investment in NewGrade Energy Inc.

This narrative on CIC’s non-consolidated June 30, 2004 second quarter results should be read in conjunction with the June 30, 2004 unaudited non-consolidated financial statements.

The unaudited interim non-consolidated financial statements do not contain all the disclosures included in CIC’s annual audited non-consolidated financial statements. Accordingly, these unaudited interim financial statements should be read in conjunction with CIC’s most recent annual non-consolidated financial statements released on April 27, 2004.

For the purposes of this narrative on CIC’s non-consolidated financial results, “CIC” refers to the holding company.

Results of Operations

Earnings for the second quarter of 2004 (April 1, 2004 to June 30, 2004) were $43.4 million (2003 — $55.8 million). Year to date earnings in 2004 (January 1, 2004 to June 30, 2004) were $88.5 million (2003 — $96.8 million). Year to date earnings decreased $8.3 million from the same period in 2003. The $8.3 million decrease is primarily due to a decrease in dividend revenue from CIC’s subsidiary Crown corporations of $11.9 million and increased expenditures related to grants paid to Saskatchewan Transportation Company and Saskatchewan Water Corporation of $1.7 million offset by a decrease in interest expense of $2.1 million and a decrease in operating costs of $4.1 million.

Revenues for the six months ending June 30, 2004 were $95.8 million (2003 — $108.6 million). The $12.8 million decrease was a result of lower dividends from subsidiaries. CIC also experienced a decrease in interest and other revenue ($0.9 million) due to lower cash available for short-term investments.

Dividend revenue for the six months ended June 30, 2004 was $94.2 million (2003 — $106.1 million). The $11.9 million decrease was due to lower dividends from SaskPower ($30.4 million) and SaskTel ($7.2 million), partially offset by higher dividends from SaskEnergy ($18.9 million) and SGI ($6.8 million).

Dividends from subsidiary Crown corporations, for the second quarter of each year, are based on 50 percent of their forecasted dividend for the year. The forecasted dividend is calculated under CIC’s dividend policy which applies a percentage payout of net earnings based on the overall financial health of the subsidiary Crown and its need for capital investment. For the remaining two quarters dividend payments are adjusted based on changes to projected earnings to year end. For the current year CIC has assumed payouts of 90 percent of earnings at SaskPower and SaskTel as they have reached their industry benchmarked capital structure. SaskEnergy and SGI dividend payouts are budgeted for 65 percent of net earnings reflecting their need to retain capital to move to their industry benchmarked financial structure.

Expenses were $4.2 million for the six months ended June 30, 2004 (2003 — $10.4 million). The decrease of $6.2 million was due mainly to a $4.1 million decrease in operating expenses and a $2.1 million decrease in interest expense. The decrease in operating expenses relate to the reorganization of CIC Industrial Interest Inc. into Investment Saskatchewan Inc. Prior to October 2003, Investment Saskatchewan Inc. costs were absorbed by CIC. These costs are now recorded in the financial statements of Investment Saskatchewan Inc. Also, in October 2003, CIC transferred its remaining long-term debt to Investment Saskatchewan Inc. as a part of a reorganization of Investment Saskatchewan Inc.

During the first six months of 2004, CIC provided $2.7 million in grants to STC (2003 — $1.4 million) and $0.4 million in grants to SaskWater (2003 — $ Nil). During 2004 CIC has budgeted $3.4 million in operating grants and $1.9 million in capital grants to STC. CIC has also budgeted $1.7 million in grants to SaskWater.

In the second quarter of 2004 CIC declared and paid a $5.0 million special dividend to the GRF in support of the provinces centennial celebrations. This dividend was paid by directing $2.0 million of CIC ‘s budget for the provinces Our Future is Wide Open campaign to the centennial celebrations combined with a special dividend from SaskTel of $3.0 million.

CIC Quarterly Report	Non-Consolidated Financial Statements Quarter Two - 2004 Page 12

Non-Consolidated Financial Statements

Liquidity and Capital Resources

Cash Flow Highlights
(thousands of dollars)

	For the Period Ended
	June 30 2004	June 30 2003
Cash from operations	$175,562	$53,408
Cash used in investing activities	(25)	(17,118)
Debt repaid to GRF (net of sinking fund instalment and redemptions)	--	(10,048)
Dividends paid	(205,000)	(300,000)

Decrease in cash	$(29,463)	$(273,758)

Liquidity

CIC finances its capital requirements through internally-generated cash flow and through borrowing from the GRF. The GRF borrows on CIC’s behalf in capital markets.

Operating, Investing and Financing Activities

Cash from operations for the six months ended June 30, 2004 was $175.6 million (2003 — $53.4 million). The $122.2 million increase was primarily due to the collection on March 31, 2004 of fourth quarter 2003 dividends.

Cash used in investing activities for the six months ended June 30, 2004 was $ Nil (2003 — $17.1 million). Due to the financial restructuring of Investment Saskatchewan Inc., CIC is no longer financing Investment Saskatchewan Inc. In the first six months of 2003 CIC provided Investment Saskatchewan Inc. with $17.0 million of funding.

Cash used in financing activities was $205.0 million (2003 — $310.0 million). Financing activities in 2004 consisted of dividends paid to the GRF.

Debt Management

During 2003, Cabinet approved the restructuring of CIC’s share capital subsidiary, CIC Industrial Interests Inc., and renamed the corporation Investment Saskatchewan Inc. As part of the restructuring, CIC transferred its remaining long-term debt and its remaining sinking funds to Investment Saskatchewan Inc. as partial payment on amounts owing to CIC from Investment Saskatchewan Inc.

With the spin off of CIC’s investment arm into an independent subsidiary, CIC has no need to incur debt for investment purposes.

Outlook and Key Factors Affecting Performance

The key factor affecting CIC’s earnings are the level of dividends from commercial subsidiary Crown corporations and its joint venture NewGrade.

Factors affecting the level of dividends from subsidiary Crowns include the level of profits and the application of CIC’s subsidiary dividend policy. The CIC Board determines dividends from a commercial subsidiary after allocating cash for reinvestment within the Crown to sustain operations, to grow and to diversify, and for debt reduction if necessary. CIC expects aggregate dividends declared by its commercial subsidiaries in 2004 to be lower than in 2003.

CIC regularly assesses the appropriateness of the carrying value for its investments, and writes down an investment if it judges there to be a permanent impairment in carrying value. CIC regularly reviews its investments with private sector partners to determine the appropriateness of retention or sale.

CIC Quarterly Report	Non-Consolidated Financial Statements Quarter Two - 2004 Page 13

Non-Consolidated Financial Statements

CIC Quarterly Report	Non-Consolidated Financial Statements Quarter Two - 2004 Page 14

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
NON-CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(Unaudited)
(thousands of dollars)

	June 30 2004	December 31 2003
ASSETS

Current
Cash and short-term investments	$130,556	$160,019
Interest and accounts receivable	526	707
Dividends receivable	46,384	134,101

	177,466	294,827
Equity advances to Crown corporations	1,050,382	1,050,382
Investments in share capital corporations	377,469	377,469
Equipment	544	633

	$1,605,861	$1,723,311

LIABILITIES AND PROVINCE'S EQUITY

Interest and accounts payable	$1,354	$2,314
Dividend payable to General Revenue Fund	--	200,000

	1,354	202,314

Province of Saskatchewan's Equity

Equity advances	1,181,152	1,181,152
Reinvested earnings	423,355	339,845

	1,604,507	1,520,997

	$1,605,861	$1,723,311

(See accompanying notes)

CIC Quarterly Report	Non-Consolidated Financial Statements Quarter Two - 2004 Page 15

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
NON-CONSOLIDATED STATEMENT OF OPERATIONS AND REINVESTED EARNINGS

(Unaudited)

For The Period Ended
(thousands of dollars)

	2004		2003
	April 1 to June 30	Year To Date	April 1 to June 30	Year To Date
REVENUE

Dividend (Note 3)	$46,384	$94,231	$62,724	$106,084
Interest	462	1,492	224	2,388
Other	4	28	16	93

	46,850	95,751	62,964	108,565

EXPENSES

General, administrative and other	1,831	4,052	5,224	8,198
Interest	--	--	458	2,077
Depreciation	58	114	40	78

	1,889	4,166	5,722	10,353

Earnings before the following	44,961	91,585	57,242	98,212
Grant to Saskatchewan Water Corporation	(375)	(375)	--	--
Grant to Saskatchewan Transportation Company	(1,200)	(2,700)	(1,400)	(1,400)

NET EARNINGS	43,386	88,510	55,842	96,812

REINVESTED EARNINGS, BEGINNING OF PERIOD	384,969	339,845	306,521	265,551
	428,355	428,355	362,363	362,363
DIVIDEND TO GENERAL REVENUE FUND	5,000	5,000	--	--
REINVESTED EARNINGS, END OF PERIOD	$423,355	$423,355	$362,363	$362,363

(See accompanying notes)

CIC Quarterly Report	Non-Consolidated Financial Statements Quarter Two - 2004 Page 16

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
NON-CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

For The Period Ended
(thousands of dollars)

	2004		2003
	April 1 to June 30	Year To Date	April 1 to June 30	Year To Date
OPERATING ACTIVITIES

Net earnings	$43,386	$88,510	$55,842	$96,812
Add (deduct) non-cash items:
Depreciation	58	114	40	78
Sinking fund earnings	--	--	(57)	(440)

	43,444	88,624	55,825	96,450

Net change in non-cash working capital balances
related to operations	1,537	86,938	(18,664)	(43,042)

Cash provided by operating activities	44,981	175,562	37,161	53,408

INVESTING ACTIVITIES

Purchase of investments	--	--	(1,514)	(17,031)
Purchase of equipment	(6)	(25)	(17)	(87)

Cash used in investing activities	(6)	(25)	(1,531)	(17,118)

FINANCING ACTIVITIES

Decrease in notes payable	--	--	--	(10,048)
Dividend paid	(5,000)	(205,000)	--	(300,000)

Cash used in financing activities	(5,000)	(205,000	--	(310,048)

NET CHANGE IN CASH DURING PERIOD	39,975	(29,463)	35,630	(273,758)

CASH POSITION, BEGINNING OF PERIOD	90,581	160,019	29,988	339,376

CASH POSITION, END OF PERIOD	$130,556	$130,556	$65,618	$65,618

(See accompanying notes)

CIC Quarterly Report	Non-Consolidated Financial Statements Quarter Two - 2004 Page 17

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENT

(Unaudited)

June 30, 2004

1.	Summary of Significant Accounting Policies

The interim non-consolidated financial statements of Crown Investments Corporation of Saskatchewan (CIC) do not contain all of the disclosures included in CIC’s annual non-consolidated financial statements. Accordingly, these interim financial statements should be read in conjunction with CIC’s most recent annual statement released on April 27, 2004.

The accounting policies used in the preparation of these interim financial statements conform with those used in the most recent annual statements.

2.	Status of Crown Investments Corporation of Saskatchewan

The Government Finance Office was established by Order in Council 535/47 dated April 2, 1947, and was continued under the provision of The Crown Corporations Act, 1993 (the Act), as Crown Investments Corporation of Saskatchewan. CIC is an agent of Her Majesty in Right of the Province of Saskatchewan and as a Provincial Crown corporation is not subject to Federal and Provincial income taxes.

The Act assigns specific financial and other responsibilities to CIC regarding Crown corporations designated or created as subsidiary Crown corporations of CIC under the Act. The following corporations have been designated or created by Order in Council:

Information Services Corporation of Saskatchewan
Investment Saskatchewan Inc.
SaskEnergy Incorporated
Saskatchewan Development Fund Corporation
Saskatchewan Government Growth Fund Management Corporation
Saskatchewan Government Insurance
Saskatchewan Opportunities Corporation
Saskatchewan Power Corporation
Saskatchewan Telecommunications Holding Corporation
Saskatchewan Telecommunications
Saskatchewan Transportation Company
Saskatchewan Water Corporation

3.	Dividend Revenue

Dividend revenue consists of the following (thousands of dollars):

	2004	2003
Saskatchewan Power Corporation	$18,116	$48,516
Saskatchewan Telecommunications Holding Corporation	36,521	43,695
SaskEnergy Incorporated	27,500	8,632
Saskatchewan Government Insurance	12,094	5,241

	$94,231	$106,084

CIC Quarterly Report	Non-Consolidated Financial Statements Quarter Two - 2004 Page 18

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